Exhibit 10.23

AMENDMENT NUMBER ONE TO

EMPLOYMENT AGREEMENT

WHEREAS, Rewards Network Inc. (the “Corporation”) and Ronald L. Blake (the “Executive”) have heretofore entered into an Employment Agreement dated as of September 13, 2005 (the “Agreement”); and

WHEREAS, the Corporation and the Executive desire to amend the Agreement to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, pursuant to Section 21 of the Agreement, the Agreement is hereby amended as follows, effective as of January 1, 2009:

1. Section 3(b) of the Agreement is hereby amended by adding the following sentence at the end thereof:

The annual bonus payable with respect to any fiscal year shall be paid within 2 1/2 months after the end of such fiscal year.

2. Section 3(e) of the Agreement is hereby amended by inserting the phrase “in accordance with Section 24” immediately after the phrase “reimburse the Executive,” where it appears therein.

3. Section 4(a) of the Agreement is hereby amended by adding the following sentence at the end thereof:

The payments described in clauses (i), (ii) and (iii) above shall be paid not later than March 15th of the year following the year in which the Executive’s death occurs, except to the extent the timing of such payment is otherwise governed by the terms of an applicable plan, program or arrangement of the Corporation.

4. Section 4(b) of the Agreement is hereby amended by adding the following sentence at the end thereof:

The payments described in clauses (i), (ii) and (iii) above shall be paid not later than March 15th of the year following the year in which the Executive’s employment terminates, except to the extent the timing of such payment is otherwise governed by the terms of an applicable plan, program or arrangement of the Corporation.

5. Section 4(d) of the Agreement is hereby amended by adding the following to the end of clause (iv) in the second sentence thereof:

“, but in no event later than the date on which such options would have expired if the Executive had remained employed during such 90-day period

6. Section 4(f) of the Agreement is hereby amended by adding the following to the end of clause (iv) in the second sentence thereof:

“, but in no event later than the date on which such options would have expired if the Executive had remained employed during such 90-day period

7. Section 4(f) of the Agreement is hereby amended by deleting the phrase “an isolated, insubstantial or inadvertent action or failure which is remedied by the Corporation within 30 days after receipt of such notice,” and inserting in its place the phrase “an action or failure which is remedied by the Corporation within 90 days after receipt of such notice.”

8. Section 4(h) of the Agreement is hereby amended by deleting the proviso where it appears therein, and by inserting in its place the following proviso:

“provided such release (A) is executed and delivered to the Corporation within 45 days after the date of the Executive’s separation from service and (B) is not revoked by the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability) within the revocation period, if any (not to exceed seven days), made available by the Corporation with respect to such release.”

9. The Agreement is hereby amended by adding the following new Section 24 at the end thereof:

24. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Executive’s death. Any reimbursement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive promptly following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized officer and the Executive has executed this instrument as of this 31st day of December, 2008.

Rewards Network Inc.

By:	/s/ Roya Behnia

/s/ Ronald L. Blake
Executive

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